Exhibit 3.1

Raymond Chabot Grant Thornton LLP Place du Québec 888 3rd Avenue Val-d’Or, Quebec J9P 5E6 Telephone: 819-825-6226 Fax: 819-825-1461 www.rcgt.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 3, 2013, with respect to the financial statements of Maudore Minerals Ltd. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Interests of Experts”.

/s/ Raymond Chabot Grant Thornton L.L.P.

Val-d’Or

November 22, 2013

[1]	CPA auditor, CA public accountancy permit no. A107240

Member of Grant Thornton International Ltd